UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 14, 2009

Gilead Sciences, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-19731	94-3047598
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

333 Lakeside Drive, Foster City, California		94404
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	650-574-3000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

In order to fund a portion of the purchase price of the acquisition of CV Therapeutics, Inc. ("CVT") by Gilead Sciences, Inc. ("Gilead"), on April 14, 2009, Gilead borrowed $400 million in funds under its existing Amended and Restated Credit Agreement (the "Credit Agreement") with Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and certain lender parties thereto. Gilead intends to repay the loan using cash flow generated from operations.

Gilead entered into the Credit Agreement on December 18, 2007. Under the Credit Agreement, Gilead and Gilead Biopharmaceutics Ireland Corporation ("GBIC") may borrow up to an aggregate of $1.25 billion in revolving credit loans. The Credit Agreement also includes a sub-facility for swing line loans and letters of credit. Loans under the Credit Agreement bear interest at either (i) LIBOR plus a margin ranging from 0.20 percent to 0.32 percent or (ii) the base rate, as defined in the Credit Agreement. The Credit Agreement will terminate and all amounts owing thereunder shall be due and payable on December 17, 2012. Gilead and GBIC may reduce the commitments and may prepay loans under the Credit Agreement in whole or in part at any time without penalty, subject to reimbursement of lenders’ breakage and reemployment costs in certain cases. The Credit Agreement contains customary representations, warranties, affirmative covenants, negative covenants and events of default.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the description of the Credit Agreement contained in the Current Report on Form 8-K filed by Gilead on December 19, 2007 and the executed Credit Agreement, which was attached as Exhibit 10.1 to the Form 8-K. Such Credit Agreement is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gilead Sciences, Inc.

April 20, 2009	By:	/s/ John F. Milligan, Ph.D.

Name: John F. Milligan, Ph.D.
Title: President and Chief Operating Officer